UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2017

Giga-tronics Incorporated

(Exact Name of Registrant as Specified in Charter)

California	0-12719	94-2656341
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5990 Gleason Drive, Dublin, CA		94568
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (925) 328-4650

                                           N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On April 27, 2017, Giga-tronics Incorporated (the “Company”) entered into a loan agreement with Partners For Growth V, L.P. (“PFG”). Under the terms of the agreement, PFG made a term loan to Giga-tronics in the principal amount of $1,500,000, with funding occurring on April 28, 2017. The loan has a two-year term, with interest only payments for the term of the loan. To stay in compliance with the loan terms, the Company must meet certain financial covenants associated with minimum quarterly revenues and monthly minimum shareholders’ equity. The lender can accelerate the maturity of the loan in case of a default. As of the quarter ended June 24, 2017, the Company was not in compliance with the revenue and shareholders’ equity covenants.

On August 2, 2017, the Company and PFG entered into a short-term (through the end of August) forbearance arrangement with respect to such noncompliance. No assurance can be given that the Company will be able to comply with the terms of the forbearance agreement or that PFG will agree to a further extension of forbearance at the end of the initial forbearance period. Upon the expiration of the forbearance period, the obligation shall become immediately due and payable in full unless waived by PFG in its sole discretion. The Company will most likely be required to raise additional capital to rectify the noncompliance. No assurance can be given that the Company will be able to raise sufficient capital on timely a basis.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

See discussion above under Item 1.01

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
(d) Exhibit 99.1	Forbearance Agreement dated as of August 2, 2017 between Giga-tronics and Partners For Growth

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2017	GIGA-TRONICS INCORPORATED

By: /s/ Temi Oduozor Corporate Controller (Principal Accounting & Financial Officer)